Exhibit 99.1

News Release	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1430 AcuityBrands.com
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423
Acuity Brands Announces Additional Stock Repurchase Program
ATLANTA, July 8, 2010 (BUSINESS WIRE) — Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that the Board of Directors of Acuity Brands authorized the repurchase of an additional 2,000,000 shares, or almost 5%, of the Company’s outstanding common stock. Also, the Company has authorization to buy back the remaining 512,300 shares of outstanding common stock under its previously announced repurchase program.
Under the share repurchase programs, the Company expects to acquire shares primarily through open market transactions, subject to market conditions and other factors. The Company may enter into Rule 10b5-1 plans to facilitate open market repurchases under the programs. A Rule 10b5-1 plan would generally permit the Company to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws provided the plan is adopted when the Company is not in possession of material non-public information. Shares repurchased under the programs may be retired or used for general corporate purposes, which may include the Company’s share-based compensation and employee benefit plans.
Mr. Nagel commented, “The Board’s approval of this additional share repurchase program is a reflection of our confidence in the Company’s future and its ability to continue to generate strong cash flow from operations. We believe that the repurchase program supports Acuity Brands’ objective to maximize long-term stockholder value, while continuing to fund investments to better serve our customers, to grow our businesses, and to improve our operating and financial performance.”
About Acuity Brands
Acuity Brands, Inc., the parent company of Acuity Brands Lighting, Inc. and other subsidiaries, is one of the world’s leading providers of lighting fixtures and related products and services with

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fiscal year 2009 net sales of over $1.6 billion. The Company’s brands include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, RELOC®, MetalOptics®, Antique Street Lamps™, Tersen™, Synergy® Lighting Controls, Sensor Switch® , Lighting Control & Design™, and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America and in Europe and Asia.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “estimates”, “forecasts,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding the Company’s ability to continue to generate strong cash flows from operations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.